UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 11, 2017

Natus Medical Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-33001	77-0154833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6701 Koll Center Parkway, Suite 120, Pleasanton, CA 94566
(Address of Principal Executive Offices) (Zip Code)

925-223-6700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 11, 2017, Natus Medical Incorporated (the “Company”) and Integra LifeSciences Holdings Corporation ("Integra") entered into a definitive Purchase Agreement (the "Purchase Agreement").

Pursuant to the Purchase Agreement, the Company will acquire certain neurosurgery business assets from Integra in an all cash transaction for $47.5 million.

With current annual revenue of approximately $50 million, the acquisition marks the Company's entry into the $2 billion global neurosurgery market. As part of the transaction, Natus will acquire the global Camino ICP monitoring product line, including its San Diego manufacturing facility, from Integra. The sale also includes the U.S. rights relating to Integra’s fixed pressure shunts, as well as U.S. right to Codman’s DURAFORM® dural graft implant, standard EVD catheters and CSF collection systems.

On September 11, 2017, the Company issued a press release announcing a definitive agreement was signed for the acquisition of neurosurgery assets from Integra. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

It is expected that the acquisition transaction will close in October 2017 after securing regulatory clearance. The acquisition will be funded by cash on hand and available from its credit facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 11, 2017 announcing the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natus Medical Incorporated

Date: September 11, 2017	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 11, 2017 announcing the Purchase Agreement.